UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2024

Getaround, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40152	85-3122877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 24173
Oakland, California		94623
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 295-5725

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GETR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2024, Getaround, Inc. (the “Company”) and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. (the “Purchaser”), amended and restated the amended and restated super priority secured promissory note entered into by such parties on April 29, 2024 (the "Fifth A&R Note") and described in our current report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on May 1, 2024, to reflect an increased aggregate principal amount of $83,674,931, which is comprised of the original $61,677,504 principal amount under the Fifth A&R Note, $1,997,427 in accrued interest on the Note as of July 16, 2024, and an additional principal amount of $20,000,000 to provide additional capital to the Company (as amended and restated and as further amended and restated, supplemented or otherwise modified from time to time, the “Note”).

The Note accrues interest monthly beginning on July 16, 2024, at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined therein), will be increased by 2.00%. The Note was issued pursuant to the Second Amended and Restated Incremental Subscription Agreement dated April 29, 2024, as described in our current report on Form 8-K filed with the SEC on May 1, 2024. The Company may request the Purchaser to purchase up to an additional $10,000,000 in aggregate principal amount under the Note, subject to certain conditions.

The Note will mature on August 7, 2026, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

The Company may prepay the Note at any time prior to its maturity date, and subject to the following exception, must prepay the balance of the Note with 100% of the net proceeds of any sale, or similar disposition, of the Company or any of its subsidiaries. At the Company’s election, the mandatory prepayment set forth above will not apply to the first $10.0 million of net proceeds received by the Company in connection with a sale or similar disposition as described above.

The Note is a senior secured obligation of the Company, guaranteed by certain of its subsidiaries and secured by collateral consisting of substantially all the assets of the Company and its subsidiary guarantors. Subject to limited exceptions, the Note will rank senior to all outstanding and future indebtedness of the Company, including the Company’s outstanding 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 issued to the Purchaser.

The foregoing description of the Second A&R Incremental Subscription Agreement and the Note does not purport to be complete and is qualified in its entirety by the full text of the Second A&R Incremental Subscription Agreement, a copy of which was attached as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on May 1, 2024, and the form of the Note, a copy of which is attached hereto as Exhibit 10.1, each of which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 19, 2024, Tom Alderman, the Company's Chief Financial Officer, is no longer employed by the Company, and the Board of Directors of the Company appointed Patricia Huerta, the Company’s Chief Accounting Officer, to serve as the Company's Interim Chief Financial Officer.

Ms. Huerta, age 49, has served as our Chief Accounting Officer since May 2024. Prior to Getaround, from August 2020 to February 2024, Ms. Huerta held senior positions at Good Food Holdings, LLC including Chief Financial Officer and Chief Accounting Officer. Prior to joining Good Food Holdings, LLC, Ms. Huerta served as Chief Financial Officer at E.S. Kluft & Company, a luxury and premium bedding company, from January 2019 to August 2020. Previous to that, she served as controller or assistant controller at companies such as Yokohama Tire Corporation, 99 Cents Only Stores, and Guess. Ms. Huerta holds an active CPA license and earned a B.S. in Business Administration from California State University, Los Angeles.

The impact of this new position on the existing compensation arrangements with Ms. Huerta has not yet been determined by the Company.

Item 7.01 Regulation FD Disclosure.

On July 18, 2024, the Company issued a press release entitled “Getaround Appoints Patricia Huerta as Interim CFO and Secures Additional Funding”, a copy of which is furnished as Exhibit 99.1 hereto.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Sixth Amended and Restated Super Priority Secured Promissory Note due August 7, 2026
99.1	Press release dated July 18, 2024
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETAROUND, INC.

Date:	July 18, 2024	By:	/s/ SPENCER JACKSON
		Name: Title:	Spencer Jackson General Counse & Secretary